Exhibit 99.1

PRESS RELEASE

For Immediate Release:Contact:

Mollie Condra, Ph.D.

HealthStream

(615)-301-3237

mollie.condra@healthstream.com

     HealthStream Acquires NurseGrid, #1 Rated and Top Downloaded

                                                App for Nurses

NASHVILLE, Tennessee (March 9, 2020) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has acquired NurseGrid, a Portland, Oregon-based healthcare technology company. Through this acquisition, the Company gains NurseGrid Mobile, the #1 rated and top downloaded app for nurses, and its corollary application for nurse managers, NurseGrid Enterprise.

HealthStream’s focus has always been on improving the quality of healthcare through the development of the people who deliver care. There are approximately 3.1 million registered nurses in the U.S.—and nurses make up the largest audience across the HealthStream ecosystem. NurseGrid Mobile has an audience of over 260,000 nurses as monthly active users, which continues to grow virally.

“NurseGrid has an incredibly active and engaged community of nurses who have made our app part of their routine,” said Rob MacNaughton, Chief Executive Officer, NurseGrid. “Much of NurseGrid’s growth, to date, has been word of mouth. Now, with HealthStream, we can expand the reach of NurseGrid Mobile and NurseGrid Enterprise by tapping into the HealthStream network.”

NurseGrid Mobile is the #1 rated app for nurses with a 4.9-star rating and over 40,000 reviews in the Apple app store. NurseGrid Mobile is among the top downloaded apps for nurses and has a highly engaged audience of monthly active users, of which over 40 percent use the app daily (i.e. daily active users). NurseGrid Mobile was launched in 2015, is free to nurses, and is available in the Apple and Android app stores.

Nurses use NurseGrid Mobile to manage and share their schedules, swap shifts, communicate with one another, and to coordinate work and non-work activities. NurseGrid Mobile users can invite their colleagues to connect within the app. The NurseGrid Enterprise application helps healthcare managers more efficiently publish work schedules to their nursing staff, view and approve shift swaps, and communicate with their teams.

Given NurseGrid’s top rating by nurses and its viral user growth, HealthStream made an investment in NurseGrid in February 2019. The continued growth of nurses using NurseGrid Mobile, the development and release of NurseGrid Enterprise, and the opportunity to further engage and support such a large and growing audience of nurses across the HealthStream ecosystem contributed to the Company’s decision to acquire NurseGrid.

1 Adjusted EBITDA from continuing operations is a non-GAAP financial measure. A reconciliation of adjusted EBITDA from continuing operations to income from continuing operations and disclosure regarding why we believe adjusted EBITDA from continuing operations provides useful information to investors is included later in this release.

“When we launched NurseGrid, one of the first companies I reached out to about collaborating was HealthStream, as they share similar values and commitment to nurses,” said Joe Novello, BSN, RN, founder of NurseGrid. “HealthStream has a been a great supporter of NurseGrid; they are the perfect fit to take NurseGrid and our community of nurse users to the next level.”

NurseGrid’s operations are based in Portland, Oregon and include approximately 20 employees.

“With NurseGrid, we see a tremendous opportunity to further cultivate relationships with nurses and deepen engagement with this important audience across our ecosystem,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “We value the community of nurses using NurseGrid and believe that, together, HealthStream and NurseGrid can bring more value to nurses and the healthcare organizations they work for. We are excited to welcome NurseGrid and its employees to HealthStream.”

Terms of the Transaction: The purchase price paid for the entirety of the outstanding equity of HcT2 Co., a Delaware corporation (d/b/a NurseGrid), including the approximately 10% of equity interest in NurseGrid that HealthStream has held since January 31, 2019, was approximately $25 million in cash, subject to post-closing working capital adjustment.

Updated Operating Income Guidance for 2020: The Company is updating its guidance for the full-year 2020 to reflect the projected financial impact from the acquisition of NurseGrid in light of the anticipated impact of this acquisition on our 2020 operating income.

NurseGrid is an early stage company and has spent the last several years, and approximately $12.5 million of capital, developing its applications and growing its community of over 260,000 monthly active users, and has not yet achieved profitability. As we begin to ramp our sales teams to support the recently launched NurseGrid Enterprise, a SaaS-based solution, we expect revenue contributions of less than $0.5 million in 2020. We are revising our consolidated operating income guidance to reflect the impact from the acquisition and now expect operating income to range between $8.5 million and $11.0 million. This guidance range includes approximately $1.0 to $1.5 million of intangible amortization expense associated with the acquisition as well as anticipated operating loss in 2020 associated with the operations of this business following the closing. NurseGrid’s operating results will be included in our Workforce Solutions business segment.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for operating income for 2020, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private

Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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